EXHIBIT 99

                           NATIONAL FUEL GAS COMPANY
                       CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)


                                                          Twelve Months Ended
                                                              December 31,
                                                           1994          1993
                                                         (Thousands of Dollars)

INCOME
Operating Revenues                                      $1,102,745   $1,036,294

Operating Expenses
   Purchased Gas                                           456,935      419,149
   Operation Expense                                       263,707      260,476
   Maintenance                                              31,455       23,871
   Property, Franchise and Other Taxes                     101,574       96,091
   Depreciation, Depletion and Amortization                 75,208       70,772
   Income Taxes - Net                                       48,130       43,358
                                                           977,009      913,717

Operating Income                                           125,736      122,577
Other Income                                                 3,460        4,363
Income Before Interest Charges                             129,196      126,940

Interest Charges
   Interest on Long-Term Debt                               38,188       37,320
   Other Interest                                           10,512       12,544
                                                            48,700       49,864

Income Before Cumulative Effect                             80,496       77,076
Cumulative Effect of Changes
 in Accounting                                                (589)       3,826

Net Income Available for Common Stock                     $ 79,907   $   80,902

Earnings Per Common Share
Income Before Cumulative Effect                              $2.16        $2.16
Cumulative Effect of Changes
 in Accounting                                                (.02)         .11

Net Income Available for Common Stock                        $2.14        $2.27

Weighted Average Common Shares Outstanding              37,190,689   35,655,517